FOR IMMEDIATE RELEASE

KRISPY KREME REPORTS FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FISCAL YEAR ENDED JANUARY 29, 2012

Reaffirms Fiscal 2013 Guidance

Winston-Salem, N.C., March 20, 2012 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the fourth quarter and fiscal year ended January 29, 2012, and reaffirmed its guidance for fiscal 2013.

Fourth Quarter Fiscal 2012 Highlights Compared to the Year-Ago Period:

  Revenues increased 11.2% to $102.0 million from $91.7 million
  Company same store sales rose 8.3%, the thirteenth consecutive quarterly increase
  Operating income increased to $5.3 million from $0.9 million
  Net income was $143.5 million ($2.01 per share), compared to a net loss of $1.5 million ($0.02 per share)
  Net income in the fourth quarter of fiscal 2012 includes a non-recurring credit of $139.6 million ($1.95 per share) from the reversal of valuation allowances on deferred income tax assets
  Adjusted net income was $4.0 million ($0.06 per share), compared to an adjusted net loss of $1.5 million ($0.02 per share); adjusted net income and EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release)
  Cash provided by operating activities increased to $10.9 million from $7.7 million

Fiscal Year 2012 Highlights Compared to Last Year:

  Revenues increased 11.4% to $403.2 million from $362.0 million
  Company same store sales rose 5.2%, the third consecutive annual increase
  Operating income increased to $25.6 million from $15.2 million
  Fiscal 2012 results include a non-operating gain of $6.2 million ($4.7 million after tax, or $0.06 per share) on the Company’s sale of its 30% equity interest in KK Mexico
  Net income was $166.3 million ($2.33 per share), compared to $7.6 million ($0.11 per share)
  Net income in fiscal 2012 includes a non-recurring credit of $139.6 million ($1.95 per share) from the reversal of valuation allowances on deferred income tax assets
  Adjusted net income was $22.2 million ($0.31 per share), compared to adjusted net income of $7.5 million ($0.11 per share); adjusted net income and EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release)
  Cash provided by operating activities increased to $33.9 million from $20.5 million
  Total debt was reduced by $7.8 million to $27.6 million; cash at year end totaled $44.3 million

The Company ended the year with a total of 694 Krispy Kreme stores systemwide, a net increase of 16 shops during the quarter. As of January 29, 2012, there were 92 Company stores and 602 franchise locations.

James H. Morgan, Chairman and Chief Executive Officer, commented: “The fourth quarter capped off an extremely successful year at Krispy Kreme, and we were pleased to have generated double-digit revenue growth with substantial increases in both operating income and EPS. As pleased as we were with these results, however, we are committed to converting even more of our revenue growth into bottom line profitability. To that end, we will continue to strengthen our core doughnut line through innovative limited time offerings, complimented by an already successful coffee launch and a broader beverage program to follow. We will also build on the recent introduction of our new wholesale product offerings and continue to work on cost reductions in labor, ingredients and the store model itself.”

Morgan continued, “In terms of development, our system is nearly 700 stores today and we are confident in our plan to expand Company store development strategically, while growing our franchise system significantly, both domestically and internationally. We believe that Krispy Kreme has an extraordinary market opportunity, and as we look to the coming fiscal year, we are very confident that we can execute against our plan and continue to drive value for shareholders.”

Fiscal 2013 Outlook

In fiscal 2013, which will be a 53-week year, the Company anticipates opening 5 to 10 Company stores, between 10 and 15 domestic franchise stores, and approximately 75 international franchise stores. Although the Company looks for continued organic same store sales growth in its domestic stores, international franchise same store sales will likely remain pressured by the substantial growth in international markets in recent years. In addition, with volatile prices for agricultural and other commodities, the Company will continue working to reduce its consumption of certain key ingredients while taking other measures to combat the rise in input costs the Company has experienced since fiscal 2011.

Based on these factors, management currently expects fiscal 2013 operating income in the range of $29 to $33 million, with improvements expected in each of the four business segments compared to fiscal 2012. In addition, as stated in the Company’s third quarter fiscal 2012 earnings release, management also is expressing its guidance in terms of diluted earnings per share. Management estimates diluted EPS for fiscal 2013 will be in the range of $0.21 to $0.24; this range reflects an estimated tax rate of 45% compared to management’s earlier estimate of 6-7%. The higher tax rate is a result of the reversal of valuation allowances on deferred tax assets in the fourth quarter of fiscal 2012 as more fully discussed below; the amount of taxes expected to be paid in cash, which is insignificant, is unchanged from prior estimates.

Management’s estimate of fiscal 2013 adjusted EPS, which includes income tax expense only to the extent expected to be currently payable, is from $0.35 to $0.41. Adjusted EPS is a non-GAAP measure; see the reconciliation of GAAP to adjusted earnings guidance in the table accompanying this release.

Fourth Quarter Fiscal 2012 Results

Consolidated Results

For the fourth quarter ended January 29, 2012, revenues increased 11.2% to $102.0 million from $91.7 million. All four business segments reported year-over-year revenue growth.

Direct operating expenses increased to $87.9 million from $80.1 million, but as a percentage of total revenues, decreased to 86.2% from 87.4%. General and administrative expenses increased to $6.7 million from $6.4 million in the same period last year but, as a percentage of total revenues, decreased to 6.5% from 6.9%. Impairment charges and lease termination costs were $0.1 million compared to $2.6 million in the year-ago period.

Operating income increased to $5.3 million from $0.9 million.

Interest expense decreased to $0.4 million from $1.3 million, reflecting lower interest rates as a result of the January 2011 refinancing of the Company’s credit facilities, as well as reduced indebtedness. The Company recorded a charge of $1.0 million in the fourth quarter of fiscal 2011 for costs related to the January 2011 refinancing.

Net income was $143.5 million ($2.01 per share) compared to a net loss of $1.5 million ($0.02 per share), in the fourth quarter last year.

Excluding the effects of the reversal of valuation allowances on deferred tax assets and other deferred income tax effects from both years’ results, adjusted net income was $4.0 million ($0.06 per share) compared to an adjusted net loss of $1.5 million ($0.02 per share) in the fourth quarter last year. Adjusted net income and EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release).

Segment Results

Company Stores revenues increased 11.0% to $68.6 million from $61.8 million. Same store sales at Company stores rose 8.3%, the thirteenth consecutive quarterly increase. On a same store basis, traffic count increased 3.6% in the fourth quarter of fiscal 2012 compared to a decline of 1.8% in the fourth quarter last year. The Company Stores segment posted an operating loss of $0.3 million compared to an operating loss of $1.0 million last year. Favorable adjustments related to self-insurance programs were $0.8 million in the fourth quarter this year, compared to $1.2 million in last year’s fourth quarter.

Domestic Franchise revenues increased 9.3% to $2.4 million from $2.2 million, reflecting a 10.2% increase in sales by domestic franchisees. Same store sales rose 7.9% at domestic franchise stores. Domestic Franchise segment operating income improved to $1.3 million from $0.8 million in the fourth quarter last year.

International Franchise revenues increased 22.2% to $6.3 million from $5.1 million, reflecting increased royalties from higher sales by international franchise stores. Total U.S. dollar sales by international franchise stores rose 16.8%. Adjusted to eliminate the effects of changes in foreign exchange rates, same store sales at international franchise stores fell 9.5%, reflecting, among other things, honeymoon effects from the over 300 stores opened internationally since the beginning of fiscal 2009, as well as cannibalization as markets develop. The International Franchise segment generated operating income of $4.2 million, up from $3.3 million in the fourth quarter last year.

Total KK Supply Chain revenues (including sales to Company stores) increased 13.4% to $52.0 million from $45.8 million, driven by selling price increases in major product categories. KK Supply Chain generated operating income of $7.1 million compared to $6.9 million in the fourth quarter last year. KK Supply Chain has raised selling prices to recover rising input costs resulting from higher agricultural commodity prices, but generally has not marked up those higher costs. Accordingly, KK Supply Chain’s operating margin declined in the fourth quarter of fiscal 2012 compared to the fourth quarter last year.

Impairment Charges and Lease Termination Costs

Impairment charges and lease termination costs were $0.1 million compared to $2.6 million in the fourth quarter last year.

Loss on refinancing of debt

Results for the fourth quarter of fiscal 2011 include a charge of $1.0 million related to the refinancing of the Company’s credit facilities, most of which was non-cash.

Income Taxes

The Company has $139.6 million of net deferred tax assets, which, prior to the fourth quarter of fiscal 2012, had been subject to a 100% valuation allowance because the Company was unable to conclude that realization of such assets was more likely than not. In light of the Company’s substantially improved performance over the past two years, in the fourth quarter of fiscal 2012 the Company concluded that it is more likely than not that the Company will continue to generate taxable income in future years and that a substantial portion of the deferred tax assets will be realized. Accordingly, as required by GAAP, in the fourth quarter of fiscal 2012 the Company reversed $139.6 million of the valuation allowance, representing the portion of the deferred tax assets expected to be realized, with the related credit to earnings reflected in income tax expense for the quarter.

While the reversal of a portion of the valuation allowance had a positive effect on the Company’s results of operations in the fourth quarter, the reversal is expected to have the effect of reducing the Company’s earnings in subsequent years as a result of an increase in the provision for income taxes in such future periods. This negative effect on earnings in subsequent periods is expected to occur because the reversal of the valuation allowance reflects the recognition of previously generated, but not recognized, income tax benefits in fiscal 2012 when the reversal was recorded. Absent the reversal of the valuation allowance, such tax benefits would have been recognized in the future periods in which their realization is expected to occur upon the generation of taxable income.

Accordingly, subsequent to fiscal 2012, the Company’s effective income tax rate, which currently bears little or no relationship to pretax income, is expected to more closely reflect the blended federal and state income tax rates in jurisdictions in which the Company operates. Notwithstanding the expected increase in the Company’s effective income tax rate as a result of the reversal of a portion of the valuation allowance, the Company’s cash payments for income taxes are expected to remain insignificant for the foreseeable future because of the Company’s substantial net operating loss carryovers.

Conference Call

Management will host a conference call to review fourth quarter and fiscal 2012 results as well as management’s outlook for fiscal 2013 this afternoon at 4:30 p.m. Eastern. A live webcast of the conference call will be available at the Company’s website at www.krispykreme.com. The call also can be accessed live by dialing (800) 510-0146 or, for international callers, by dialing (617) 614-3449. A replay will be available after the call and can be accessed by dialing (888) 286-8010, or (617) 801-6888 for international callers; the passcode is 67273477. The audio replay will be available through March 27, 2012. A transcript of the conference call also will be available at the Company’s website.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, N.C., the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 690 locations in 21 countries around the world. Connect with Krispy Kreme at KrispyKreme.com and on Facebook, Foursquare, Twitter and YouTube.

Defined Terms

“Honeymoon effect” means the common pattern for many start-up restaurants in which a flurry of activity due to start-up publicity and natural curiosity is followed by a decline during which a steady repeat customer base develops. “Cannibalization” means the tendency for new stores to become successful, in part or in whole, by “shifting” sales from existing stores in the same market.

###

Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our new domestic small shop operating model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; and increased costs or other effects of new government regulations relating to healthcare benefits. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Year Ended
	January 29,	January 30,	January 29,	January 30,
	2012	2011	2012	2011
	(In thousands, except per share amounts)
Revenues	$101,957	$91,678	$403,217	$361,955
Operating expenses:
Direct operating expenses (exclusive of depreciation
expense shown below)	87,880	80,093	346,434	313,475
General and administrative expenses	6,673	6,361	22,188	21,870
Depreciation expense	2,002	1,770	8,235	7,389
Impairment charges and lease termination costs	113	2,584	793	4,066
Operating income	5,289	870	25,567	15,155
Interest income	35	43	166	207
Interest expense	(390)	(1,336)	(1,666)	(6,359)
Loss on refinancing of debt	-	(1,022)	-	(1,022)
Equity in income (losses) of equity method franchisees	(53)	176	(122)	547
Gain on sale of interest in equity method franchisee	-	-	6,198	-
Other non-operating income and (expense), net	(46)	82	215	329
Income (loss) before income taxes	4,835	(1,187)	30,358	8,857
Provision for income taxes	(138,707)	279	(135,911)	1,258
Net income (loss)	$143,542	$(1,466)	$166,269	$7,599

Earnings (loss) per common share:
Basic	$2.06	$(0.02)	$2.40	$0.11
Diluted	$2.01	$(0.02)	$2.33	$0.11

Weighted average shares outstanding:
Basic	69,542	68,649	69,145	68,337
Diluted	71,567	68,649	71,497	69,922

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET

	January 29,	January 30,
	2012	2011
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44,319	$21,970
Receivables	21,616	20,261
Receivables from equity method franchisees	655	586
Inventories	16,497	14,635
Deferred income taxes	10,540	15
Other current assets	3,613	5,955
Total current assets	97,240	63,422
Property and equipment	75,466	71,163
Investments in equity method franchisees	-	1,663
Goodwill and other intangible assets	23,776	23,776
Deferred income taxes	129,053	-
Other assets	9,413	9,902
Total assets	$334,948	$169,926

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$2,224	$2,513
Accounts payable	10,494	9,954
Accrued liabilities	28,800	28,379
Total current liabilities	41,518	40,846
Long-term debt, less current maturities	25,369	32,874
Other long-term obligations	18,935	19,778

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value	-	-
Common stock, no par value	377,539	370,808
Accumulated other comprehensive loss	(336)	(34)
Accumulated deficit	(128,077)	(294,346)
Total shareholders’ equity	249,126	76,428
Total liabilities and shareholders’ equity	$334,948	$169,926

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended
	January 29,	January 30,
	2012	2011
	(In thousands)
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$166,269	$7,599
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	8,235	7,389
Deferred income taxes	(139,403)	(95)
Impairment charges	60	3,304
Accrued rent expense	465	(77)
Loss on disposal of property and equipment	414	621
Gain on sale of interest in equity method franchisee	(6,198)	-
Share-based compensation	6,699	5,147
Provision for doubtful accounts	(374)	32
Amortization of deferred financing costs	422	1,561
Equity in (income) losses of equity method franchisees	122	(547)
Other	553	(330)
Change in assets and liabilities:
Receivables	(862)	(2,604)
Inventories	(1,862)	(314)
Other current and non-current assets	585	(2,506)
Accounts payable and accrued liabilities	(168)	1,445
Other long-term obligations	(1,096)	(117)
Net cash provided by operating activities	33,861	20,508
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(11,884)	(9,694)
Proceeds from disposals of property and equipment	44	2,949
Proceeds from sale of interest in equity method franchisee	7,723	-
Escrow deposit	1,800	(1,800)
Other investing activities	(207)	(27)
Net cash used for investing activities	(2,524)	(8,572)
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	-	35,000
Repayment of long-term debt	(8,991)	(43,257)
Deferred financing costs	(29)	(1,348)
Proceeds from exercise of stock options	1,036	-
Proceeds from exercise of warrants	-	5
Repurchase of common shares	(1,004)	(581)
Net cash used for financing activities	(8,988)	(10,181)
Net increase in cash and cash equivalents	22,349	1,755
Cash and cash equivalents at beginning of year	21,970	20,215
Cash and cash equivalents at end of year	$44,319	$21,970
Supplemental schedule of non-cash investing and financing activities:
Assets acquired under capital leases	$1,197	$197

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

	Three Months Ended		Year Ended
	January 29,	January 30,	January 29,	January 30,
	2012	2011	2012	2011
	(In thousands)
Revenues:
Company Stores:
On-premises sales	$32,852	$28,357	$126,003	$114,084
Wholesale sales	35,732	33,415	145,654	131,757
Company Stores revenues	68,584	61,772	271,657	245,841
Domestic Franchise	2,418	2,213	9,463	8,527
International Franchise	6,259	5,124	22,621	18,282
KK Supply Chain:
Total revenues	51,952	45,796	206,453	181,594
Less – intersegment sales elimination	(27,256)	(23,227)	(106,977)	(92,289)
External KK Supply Chain revenues	24,696	22,569	99,476	89,305
Total revenues	$101,957	$91,678	$403,217	$361,955

Operating income (loss):
Company Stores	$(267)	$(1,024)	$284	$(4,238)
Domestic Franchise	1,260	804	3,737	3,498
International Franchise	4,161	3,327	15,054	12,331
KK Supply Chain	7,086	6,852	30,160	30,213
Total segment operating income	12,240	9,959	49,235	41,804
Unallocated general and administrative expenses	(6,838)	(6,505)	(22,875)	(22,583)
Impairment charges and lease termination costs	(113)	(2,584)	(793)	(4,066)
Consolidated operating income	$5,289	$870	$25,567	$15,155

Depreciation expense:
Company Stores	$1,611	$1,377	$6,593	$5,641
Domestic Franchise	54	54	219	220
International Franchise	2	2	6	7
KK Supply Chain	170	193	730	808
Corporate administration	165	144	687	713
Total depreciation expense	$2,002	$1,770	$8,235	$7,389

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	NUMBER OF STORES
	DOMESTIC	INTERNATIONAL	TOTAL
Number of stores at January 29, 2012
Company:
Factory	72	-	72
Satellite	20	-	20
Total Company	92	-	92
Franchise:
Factory	102	118	220
Satellite	40	342	382
Total franchise	142	460	602
Total systemwide	234	460	694

	NUMBER OF STORES
	COMPANY	FRANCHISE	TOTAL
Quarter ended January 29, 2012
October 30, 2011	89	589	678
Opened	3	26	29
Closed	-	(13)	(13)
January 29, 2012	92	602	694

Quarter ended January 30, 2011
October 31, 2010	85	564	649
Opened	1	22	23
Closed	(1)	(25)	(26)
January 30, 2011	85	561	646

KRISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS

	Three Months Ended		Year Ended
	January 29,	January 30,	January 29,	January 30,
	2012	2011	2012	2011
Systemwide sales (in thousands):(1)
Company stores	$68,047	$61,388	$269,676	$244,324
Domestic Franchise stores	65,477	59,430	261,979	238,890
International Franchise stores	104,320	89,342	383,508	325,192
International Franchise stores, in constant dollars(2)	104,320	89,761	383,508	339,550

Change in same store sales:(3)
Company stores	8.3%	2.2%	5.2%	4.0%
Domestic Franchise stores	7.9	4.6	6.6	4.5
International Franchise stores	(8.8)	(7.8)	(6.4)	(8.8)
International Franchise stores, in constant dollars(2)	(9.5)	(11.1)	(10.8)	(13.9)

Change in same store customer count - Company stores (retail only)	3.6%	(1.8)%	0.6%	1.8%

Company stores wholesale sales:(4)
Grocers/mass merchants:
Change in average weekly number of doors	(0.5)%	5.0%	2.6%	0.5%
Change in average weekly sales per door	10.6	7.3	12.7	7.4
Convenience stores:
Change in average weekly number of doors	(10.2)%	2.5%	(5.9)%	(3.1)%
Change in average weekly sales per door	14.2	0.5	10.7	(1.0)

(1)	Systemwide sales, a non-GAAP financial measure, include the sales by both Company and franchise stores but exclude sales among Company and franchise stores. The Company believes systemwide sales data are useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company. The Company’s consolidated financial statements appearing elsewhere herein include sales by Company stores, sales to franchisees by the KK Supply Chain business segment, and royalties and fees received from franchise stores based on their sales, but exclude sales by franchise stores to their customers.
(2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
(3)	The change in “same store sales” represents the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 56 consecutive weeks during the current year period (but only to the extent such sales occurred in the 57th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 57 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation. The change in “same store customer count” is similarly computed, but is based upon the number of retail transactions reported in the Company’s point-of-sale system.
(4)	For Company wholesale sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION

The Company has net deferred income tax assets of approximately $139.6 million, of which approximately $90 million relates to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers total approximately $240 million.

In the quarter ended January 29, 2012, the Company reversed approximately $139.6 million of valuation allowances against those deferred income tax assets because management concluded that realization of such assets was more likely than not. While such reversal, which was required by GAAP, increased the Company’s earnings by $139.6 million in fiscal 2012, the reversal is expected to have the effect of reducing the Company’s earnings in years after fiscal 2012 as a result of an increase in the provision for income taxes in such years. This negative effect on earnings after fiscal 2012 is expected to occur because the reversal of the valuation allowance resulted in the recognition in fiscal 2012 of income tax benefits expected to be realized in later years; absent the reversal of the valuation allowance, any such tax benefits would have been recognized when realized in future periods upon the generation of taxable income. Accordingly, in years after fiscal 2012, the Company’s effective income tax rate, which in fiscal 2012 and earlier years bore little or no relationship to pretax income, is expected to more closely reflect the blended federal and state income tax rates in jurisdictions in which the Company operates.

Because of the expected increase in the Company’s effective income tax rate resulting from the reversal of the valuation allowance, the Company’s income tax expense after fiscal 2012 is not expected to be comparable to income tax expense in fiscal 2012 and earlier years. In addition, until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to substantially exceed the amount of cash income taxes payable by the Company.

In addition, in the second quarter of fiscal 2012, the Company realized a pretax gain of $6.2 million ($4.7 million after tax, or $.06 per share) on the sale of its 30% ownership interest in KK Mexico, an equity method investee. The Company does not expect to realize similar gains in the future.

The following non-GAAP financial information and related reconciliation to GAAP measures are provided to assist the reader in understanding the effects of the above transactions and events, which are expected to be non-recurring, on the Company’s results of operations for fiscal 2012, and to facilitate comparisons of fiscal 2012 results with the Company’s financial results for earlier years. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable. This non-GAAP performance measure is consistent with other measurements made by management in the operation of the business which do not consider income taxes except to the extent to which those taxes currently are payable, for example, capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

	Management's		Historical Periods
	Earnings Guidance		Three Months Ended		Year Ended
	Year Ending February 3, 2013		January 29,	January 30,	January 29,	January 30,
	From	To	2012	2011	2012	2011
	(In thousands, except per share amounts)
Net income, as reported	$15,000	$17,200	$143,542	$(1,466)	$166,269	$7,599
Provision for deferred income taxes	10,200	12,000	(139,562)	(5)	(139,403)	(95)
Gain on sale of interest in KK Mexico
(net of income taxes of $1,492)	-	-	-	-	(4,706)	-
Adjusted net income	$25,200	$29,200	$3,980	$(1,471)	$22,160	$7,504

Adjusted earnings per common share:
Basic	$0.36	$0.42	$0.06	$(0.02)	$0.32	$0.11
Diluted	$0.35	$0.41	$0.06	$(0.02)	$0.31	$0.11

Weighted average shares outstanding:
Basic	69,600	69,600	69,542	68,649	69,145	68,337
Diluted	71,600	71,600	71,567	68,649	71,497	69,922

CONTACT: Media - Brian K. Little, +1-336-726-8825, blittle@krispykreme.com, or Investor Relations - Anita K. Booe, +1-336-703-6902, abooe@krispykreme.com